Putnam RetirementReady Maturity Fund
7/31/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	946
Class B	3
Class C 	*

72DD2 (000s omitted)
Class M	 *
Class R	 *
Class Y	 536

73A1
Class A	1.827
Class B	1.393
Class C	1.395

73A2
Class M	1.557
Class R	1.708
Class Y	1.969

74U1 (000s omitted)
Class A	558
Class B	2
Class C	*

74U2 (000s omitted)
Class M	1
Class R	1
Class Y	245

* Represents less than 1(000s omitted)

74V1
Class A	55.97
Class B	56.01
Class C	56.04

74V2
Class M	55.99
Class R	55.99
Class Y	56.11